Exhibit (d)(4)

SUBADVISORY AGREEMENT

This Subadvisory Agreement (this “Agreement”) is entered into as of October 3, 2011 by and between Sterling Capital Management, LLC, a North Carolina limited liability company (the “Manager”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Subadviser”).

WHEREAS, the Manager has entered into an Advisory Agreement dated October 1, 2011 (the “Advisory Agreement”) with Sterling Capital Funds (the “Fund”), pursuant to which the Manager provides portfolio management services to the Sterling Capital National Tax-Free Money Market Fund and Sterling Capital Prime Money Market Fund (each a “Portfolio” and together, the “Portfolios”), each a series of the Fund; and

WHEREAS, the Manager desires to retain the Subadviser to render portfolio management and investment advisory services to the Portfolios in the manner and on the terms set forth in this Agreement and the Subadviser desires to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Subadviser agree as follows:

1. Subadvisory Services. By this Agreement, Manager authorizes Subadviser to: (i) buy, sell, exchange, convert, and otherwise trade and deal in any and all securities and instruments as Subadviser may, in its discretion, select in its performance of duties hereunder; (ii) establish and deal through accounts with one or more parties, including, but not limited to, securities brokers and dealers, banks and custodians, as Subadviser may select to effect the transactions contemplated herein; and (iii) vote proxies. The discretionary authority and granted herein shall remain in full force and effect until Subadviser receives written notice of its termination or the termination of this Agreement.

a. The Subadviser shall, subject to the supervision of the Fund’s Board of Trustees (the “Trustees”) and the Manager and in cooperation with the Manager, as administrator, or with any other administrator appointed by the Manager or the Fund (the “Administrator”), manage the investment and reinvestment of the assets of the Portfolios. The Subadviser is authorized, in its sole discretion and without prior consent of the Manager, to invest and reinvest the assets of the Portfolios in accordance with the terms set forth herein. The Subadviser will make investment decisions on behalf of the Portfolios and place all orders for the purchase and sale of Portfolios assets in conformity with (1) the investment objectives, policies and restrictions of the Portfolios as set forth in the Fund’s prospectus and statement of additional information, as revised or supplemented from time to time (the “Prospectus”) and provided to the Subadviser, (2) any additional policies or guidelines established by the Manager or by the Fund’s Trustees that have been furnished in writing to the Subadviser and (3) the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code) all as from time to time in effect (collectively, the “Policies”), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the “1940 Act”) the rules and regulations promulgated thereunder and the interpretive opinions thereof of the staff of the Securities and Exchange Commission (“SEC”) (“SEC Positions”). Subject to the foregoing, the Subadviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolios, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Portfolios may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Subadviser shall determine. With respect to any such investments, including but not limited to repurchase and reverse repurchase agreements and derivatives contracts, which Subadviser is hereby authorized to make so long as such investments are consistent with the Policies, the Manager hereby authorizes the Subadviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent of the Manager, on behalf of each Portfolio, brokerage agreements and other documents to establish, operate and conduct all brokerage and other trading accounts, and executing as agent of the Manager, on behalf of each Portfolio, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. Notwithstanding the foregoing provisions of this Section 1.a, however, the Subadviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Portfolios as the Manager shall determine are necessary in order for the Portfolios to comply with the Policies.

b. The Subadviser shall furnish the Manager and the Administrator periodic reports concerning Portfolio transactions and the investment performance of the Portfolios in such form as may be mutually agreed upon, and agrees to review the Portfolios and discuss the management of the Portfolios with representatives or agents of the Manager, the Administrator or the Fund at their reasonable request. The Subadviser shall also provide the Manager, the Administrator or the Fund with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Fund from time to time, including without limitation (i) all material as reasonably may be requested by the Trustees of the Fund pursuant to Section 15(c) of the 1940 Act; (ii) quarterly compliance checklists in the form prescribed by the Manager; and (iii) such periodic reports as may be required by the Fund’s or the Manager’s compliance program under Rule 38a-1 under the 1940 Act. The Subadviser shall furnish the Manager (which may also provide it to the Fund’s Board of Trustees) with copies of all material comments that are directly related to the Portfolios and the services provided under this Agreement received from the SEC following routine or special SEC examinations or inspections.

c. Unless the Manager gives the Subadviser written instructions to the contrary, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Portfolios’ shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested, pursuant to the discretionary authority granted to Subadviser by Manager to exercise voting rights with respect to such securities. The Manager shall instruct the Fund’s Custodian, the Administrator, and other parties providing services to a Portfolio to promptly forward misdirected proxy statements to the Subadviser. The Subadviser shall provide the Fund in a timely manner with such records of its proxy voting on behalf of each Portfolio as necessary for the Fund to comply with the requirements of Form N-PX or any successor law, rule, regulation or SEC Position.

d. The Subadviser represents, warrants and agrees that it has adopted and implemented, and throughout the term of this Agreement will maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadviser could affect the Fund, by the Fund, of “federal securities laws” (as defined in Rule 38a-1 under the 1940 Act) (“Sarbanes-Oxley Policies”), and that the Subadviser has provided the Fund with true and complete copies of its Sarbanes-Oxley Policies (or summaries thereof) and related information reasonably requested by the Fund. The Subadviser agrees to cooperate with periodic reviews by the Fund’s compliance personnel of the Subadviser’s Sarbanes-Oxley Policies, their operation and implementation and other compliance matters related thereto and to provide to the Fund from time to time such additional information and certifications in respect of the Subadviser’s Sarbanes-Oxley Policies, compliance by the Subadviser with federal securities laws and related matters as the Fund’s compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Manager of any material compliance violations that affect a Portfolio.

f. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser shall not consult with any other subadviser to the Portfolios or any subadviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Manager serves as investment adviser concerning transactions for the Portfolios in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

g. The Subadviser will provide reasonable assistance to the Fund’s portfolio accounting agent or the Manager in determining or confirming the value of any portfolio securities or other assets of a Portfolio for which the portfolio accounting agent seeks assistance from or identifies for review by the Subadviser and the parties agree that the Subadviser shall not bear any responsibility or liability for the determination or accuracy of the valuation of any portfolio securities or other assets of the Fund

h. The Subadviser agrees that all books and records which it maintains for the Fund are the Fund’s property. The Subadviser also agrees upon request of the Manager or the Fund, promptly to surrender the books and records to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Subadviser shall permit all books and records with respect to the Portfolios to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable written notice. The Subadviser further agrees to maintain and preserve the Fund’s books and records in accordance with the Investment Company Act and rules thereunder.

i. The Subadviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Portfolios, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving a Portfolio assets, and the Manager acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Subadviser agrees that it shall provide the Manager with any and all documentation or information relating to the Litigation as may reasonably be requested by the Manager.

j. The Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having exercised its discretionary authority pursuant to section 5 hereunder.

k. In accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act” and Rule 17e-1 promulgated thereunder, the Subadviser may engage its affiliates, the Manager and its affiliates or any other subadviser to the Fund and its respective affiliates, as broker-dealers or futures commission merchants to effect Portfolio transactions in securities and other investments for the Portfolios.

l. Each of the Manager and the Subadviser will provide the other party with a list, to the best of Manager’s or Subadviser’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of Manager or the Subadviser, as the case may be, and each of Manager and the Subadviser agrees promptly to update such list whenever Manager or the Subadviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

m. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolios with contemporaneous purchase and sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Fund and to such other clients. The Manager hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

n. The Subadviser shall provide to the Manager a copy of the Subadviser’s Form ADV as filed with the SEC and any amendments or restatements thereof in the future and a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolios.

2. Obligations of the Manager.

a. The Manager shall provide (or cause the Fund’s Custodian to provide) information to the Subadviser in a timely manner regarding such matters as the composition of assets in the Portfolios, cash requirements and cash available for investment in the Portfolios, and all other information as may be necessary for the Subadviser to perform its responsibilities hereunder.

b. The Manager has furnished the Subadviser a copy of the Prospectus and agrees during the continuance of this Agreement on an on-going basis to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Subadviser with relevant sections of minutes of meetings of the Trustees of the Fund applicable to the Portfolios to the extent they may affect the duties of the Subadviser and copies of any procedures adopted by the Trustees applicable to the Subadviser and any amendments thereto; certified copies of any financial statements or reports prepared for the Fund by certified or independent auditors; reports of the Fund with respect to the Portfolios to its shareholders or to any state or federal regulatory agency; and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement. Manager shall also inform the Subadviser of the results of any audits or examinations by regulatory authorities pertaining to the assets of the Portfolios or the Subadviser’s responsibilities under this Agreement.

c. Until the Manager delivers to the Subadviser any supplements or amendments to the documents described in this section 2, the Subadviser shall be fully protected in relying on the most recent versions of such documents previously furnished to the Subadviser.

d. Manager hereby warrants and represents to the Subadviser that (i) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Portfolios, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (ii) it will immediately notify the Subadviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Portfolios; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Manager and is a valid and binding agreement of the Manager enforceable in accordance with its terms; and (iv) it has received a copy of the Subadviser’s Form ADV at least 48 hours prior to the execution of this Agreement and has delivered a copy of the same to the Trustees.

e. Manager hereby acknowledges that in performing its obligations pursuant to this agreement Subadviser will be acting in reliance on the information provided by Manager relating to the financial condition, tax status, and investment objectives of the Fund and the Portfolios. Manager represents and warrants to Subadviser that all such information is, and will be, accurate in all material respects, and that Manager will not fail to disclose any information which, if omitted, might render the information misleading.

3. Custodian. The Manager shall provide the Subadviser with a copy of the Portfolios’ agreement with the custodian designated to hold the assets of the Portfolios (the “Custodian”) and any modifications thereto (the “Custody Agreement”) and shall instruct Custodian to furnish Subadviser with information and reports requested by Subadviser concerning the custodial account o the Portfolios. The assets of the Portfolios shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Subadviser shall provide timely instructions directly to the Fund’s Custodian, in the manner and form as required by the Custody Agreement (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolios’ assets. Any assets added to the Portfolios shall be delivered directly to the Custodian and Subadviser will not take possession of the Portfolios’ money or securities.

4. Expenses. Except for expenses specifically assumed or agreed to be paid by the Subadviser pursuant hereto, the Subadviser shall not be liable for any expenses of the Manager or the Fund, including, without limitation: (a) interest expenses of the Fund and taxes levied against the Fund or any of its property, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolios, (c) fees and expenses of the Custodian, transfer agent and other service providers who are not employees of the Subadviser and (d) fees of the Fund’s independent public accountants. The Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services).

5. Purchase and Sale of Assets. Absent instructions from the Manager to the contrary, the Subadviser shall place all orders for the purchase and sale of securities for the Portfolios with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser, provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act in all respects. To the extent consistent with applicable law and then-current SEC Positions, purchase or sell orders for the Portfolios may be aggregated with contemporaneous purchase or sell orders of other clients of the Subadviser. The Subadviser shall use its best efforts to obtain Portfolio securities at prices which are advantageous to the Portfolios and at commission rates that are reasonable in relation to the benefits received. However, the Subadviser may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Portfolios and/or other accounts serviced by the Subadviser. Not all such services or products need to be used by the Subadviser in managing the Portfolios. The Subadviser agrees that securities are to be purchased through brokers and dealers that, in the Subadviser’s best judgment, offer the best combination of price and execution. The Subadviser, in seeking to obtain best execution of portfolio transactions for the Portfolios, may consider the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. Accordingly, the Subadviser’s selection of a broker or dealer for transactions for the Portfolios may take into account such relevant factors as (i) price, (ii) the broker’s or dealer’s facilities, reliability and financial responsibility, (iii) when relevant, the ability of the broker to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of the order, (iv) the broker’s or dealer’s recordkeeping capabilities and (v) the research and other services provided by such broker or dealer to the Subadviser which are expected to enhance its general portfolio management capabilities (collectively, “Research”), notwithstanding that the Portfolios may not be the exclusive beneficiary of such Research. Commission rates, being a component of price is one factor considered together with other factors. The Subadviser shall not be obligated to seek in advance competitive bidding for the most favorable commission rate applicable to any particular transaction for the Portfolios or to select any broker-dealer on the basis of its purported posted commission rate. Accordingly, in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Subadviser, in its discretion, may cause the Portfolios to pay a commission for effecting a transaction for the Portfolios in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, provided that the Subadviser has determined in good faith that the commission is reasonable in relation to the value of the brokerage and/or Research provided by the broker to the Subadviser viewed in terms of that particular transaction or its overall responsibilities with respect to the account as to which the Subadviser exercises investment discretion. From time to time, when determined by the Subadviser in its capacity of a fiduciary to be in the best interest of the Portfolios, the Subadviser may purchase securities from or sell securities on behalf of the Portfolios to another account managed by the Subadviser at prevailing market levels in accordance with the procedures under Rule 17a-7 under the 1940 Act and other applicable law.

6. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation in amounts as set forth in Schedule A attached hereto and made a part hereof. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than monthly. If the Subadviser shall serve for less than the whole of any month or other agreed-upon interval, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund; however, any such waiver will have no effect on the Manager’s obligation to pay the Subadviser the compensation provided for herein.

7. Non-Exclusivity. The Manager agrees that the services of the Subadviser are not to be deemed exclusive and that the Subadviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Subadviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Subadviser or any of its trustees, officers, partners, directors, employees, agents, controlling persons, limited partners and any other person or entity affiliated with the Subadviser from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Subadviser of its duties and obligations under this Agreement. The Manager recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolios. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager except in connection with the investment management services provided by the Subadviser hereunder.

8. Liability. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Subadviser nor any of its officers, partners, directors, employees, agents, controlling persons, limited partners and any other person or entity affiliated with the Subadviser shall be subject to any liability to the Manager, the Fund, the Portfolios or any shareholder of the Portfolios for any loss arising from any claim or demand based upon, any error of judgment or mistake of law, or for any loss suffered by any of them arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of any duties or by reason of reckless disregard of its obligations and duties. The Manager acknowledges and agrees that the Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolios or that the Portfolios will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private. Except for such disabling conduct as described above, the Manager shall indemnify the Subadviser (and its officers, partners, directors, employees, agents, controlling persons, limited partners and any other person or entity affiliated with the Subadviser) (collectively, the “Indemnified Parties”) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Subadviser’s providing services under this Agreement or the sale of securities of the Portfolios.

9. Indemnification. The Subadviser shall not be liable to the Manager, it officers, directors, agents, employees, controlling persons or shareholders or to the Portfolios or the Fund or its shareholders for (i) any acts of the Manager or any other subadviser to the Fund with respect to the portion of the assets of the Fund not managed by the Subadviser and (ii) acts of the Subadviser which result from or are based upon acts of the Manager, including, but not limited to, failure of the Manager to provide accurate and current information with respect to any records maintained by Manager or any other subadviser to the

Fund, which records are not also maintained by the Subadviser or, to the extent such records relate to the portion of the assets managed by the Subadviser, otherwise available to the Subadviser upon reasonable request. The Manager shall indemnify the Indemnified Parties from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the Manager, the Fund and any other subadviser with respect to the portion of the Fund’s assets not allocated to the Subadviser and with respect to any other portfolio of the Fund.

10. Effective Date and Termination. This Agreement shall become effective as of the date above written, and

a. unless otherwise terminated, this Agreement shall continue in effect until October 1, 2013, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolios, and (ii) by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval;

b. this Agreement may at any time be terminated by the Manager on sixty days’ written notice to the Subadviser either by approval of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolios;

c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

d. this Agreement may be terminated by the Subadviser on sixty days’ written notice to the Manager and the Fund.

This Agreement will also terminate in the event of its assignment or in the event that the Advisory Agreement by and between the Fund and the Manager is terminated. Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. In the event of termination of this Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid on the first business day after the next succeeding month’s end.

11. Amendment. This Agreement may be amended at any time by mutual consent of the Manager and the Subadviser, provided that, if required by law (as may be modified by any exemptions received by the Manager), such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolios and by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

12. Confidential Relationship. All information and advice furnished by either party to the other pursuant to this Agreement shall be kept confidential; and shall not be disclosed to any other person, except as may be necessary or appropriate to permit Subadviser to perform its duties hereunder, or as may be required by law, or by the rules of securities industry self regulatory organizations such as stock exchanges and the Financial Industry Regulatory Authority.

13. Notices. All notices required to be given pursuant to this Agreement shall be (i) delivered or mailed to the business address of the applicable party as set forth below in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt or (ii) sent by facsimile transmission to the other party at the following facsimile numbers and followed by written confirmation of such notice delivered in accordance with clause (i) of this section. Notice shall be deemed given on the date delivered, mailed or sent by facsimile transmission in accordance with this paragraph.

If to Manager:

Sterling Capital Management, LLC

434 Fayetteville St., 5th Floor

Raleigh, North Carolina 27601

Attn: Jim Gillespie, Director

If to Subadviser:

BlackRock Advisors, LLC

100 Bellevue Parkway

Wilmington, DE 19390

Attn: John Moran, Managing Director

With a copy to:

BlackRock Advisors, LLC

c/o BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Attn: Robert Connolly, Managing Director and General Counsel

14. Certain Definitions. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

15. General.

a. The Subadviser may perform its services through any employee, officer or agent of the Subadviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Prospectus of the Portfolios shall perform the portfolio management duties described therein until the Subadviser notifies the Manager that one or more other employees, officers or agents of the Subadviser, identified in such notice, shall assume such duties as of a specific date. The Subadviser shall use commercially reasonable efforts to inform the Manager of any such events enough time prior to the event taking effect such that allows the Manager sufficient time to prepare and file any necessary supplement to the Prospectus.

b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

c. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to any conflicts of law provision that would require the application of the law of any other jurisdiction.

16. Use of Name. It is understood that “BlackRock” is the name of the Subadviser’s parent company, BlackRock, Inc., and any derivative names or logos associated with such name are the valuable property of the Subadviser, and that the Fund has the right to include such phrase as a part of the names of its series or for any other purpose only so long as this Agreement shall continue. Upon termination of this Agreement the Fund shall forthwith cease to use such phrase and logos. The Fund shall furnish to the Subadviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Subadviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Subadviser or its delegate. The Subadviser agrees to respond to any request for approval on a prompt and timely basis.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

STERLING CAPITAL MANAGEMENT LLC

By:	/s/ Kenneth R. Cotner
Name:	Kenneth R. Cotner
Title:	Managing Director
Date:	9/26/11

BLACKROCK ADVISOR, LLC

By:	/s/ Richard Hoerner
Name:	Richard Hoerner
Title:	Managing Director
Date:	9/28/11

SCHEDULE A

Fee Schedule

For the services provided by Subadviser to the following Portfolios of Sterling Capital Funds, pursuant to the attached Subadvisory Agreement, the Manager shall pay to the Subadviser a fee, computed daily and payable monthly, based on the average daily net assets of the respective Portfolio at the following annual rates:

Portfolio	Rate[1]
Sterling Capital Prime Money Market Fund	0.07% of average daily net assets

Sterling Capital National Tax-Free Money Market Fund	0.10% of average daily net assets up to and including $500 million; and 0.08% for amounts in excess of $500 million

[1]

The fee paid to the Subadviser is subject to a minimum of $250,000 per annum (such minimum to be applied on an aggregate basis for both the Sterling Capital Prime Money Market Fund and Sterling Capital National Tax-Free Money Market Fund).

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

12